Exhibit 10.1

TAX MATTERS AGREEMENT

between

MASCO CORPORATION,
on behalf of itself
and the members
of the Distributing Group,

and

TOPBUILD CORP.
on behalf of itself
and the members
of the Controlled Group

Dated as of [•]

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [•] between Masco Corporation (“Distributing”), a Delaware corporation, on behalf of itself and the members of the Distributing Group, as defined below, and TopBuild Corp. (“Controlled”), a Delaware corporation, on behalf of itself and the members of the Controlled Group, as defined below.

WITNESSETH:

WHEREAS, pursuant to the tax laws of various jurisdictions, certain members of the Controlled Group presently file certain tax returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the Distributing Group;

WHEREAS, Distributing and Controlled have entered into a Separation and Distribution Agreement, dated as of [•] (the “Distribution Agreement”), providing for the distribution by Distributing to its shareholders of all of the common stock of Controlled that is held by Distributing (the “Distribution”) and certain other matters;

WHEREAS, Distributing and Controlled desire to set forth their agreement on the rights and obligations of Distributing, Controlled and the members of the Distributing Group and the Controlled Group, respectively, with respect to (A) the handling and allocation of federal, state, local and foreign taxes incurred in taxable periods beginning prior to the Distribution Date, as defined below, (B) taxes resulting from the Distribution and transactions effected in connection with the Distribution and (C) various other tax matters;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

SECTION 1.  Definitions.

(a)	As used in this Agreement:

“Active Trade or Business” shall mean the Services Business, as defined in the Form 10.

“Adjustment Request” means any formal or informal claim or request filed with any Taxing Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Return claiming adjustment to the Taxes as reported on a Return, (b) any claim for equitable recoupment or other offset, and (c) any claim for Refund of Taxes previously paid.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control,” when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Distribution Date, no member of the Distributing Group shall be deemed to be an Affiliate of any member of the Controlled Group, and no member of the Controlled Group shall be deemed to be an Affiliate of any member of the Distributing Group.

“After-Tax Amount” shall mean an additional amount equal to the hypothetical incremental Tax liability resulting from the receipt or accrual of any payment (including a payment of the After-Tax Amount), using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant Taxable period, reflecting, for example, the effect of the deductions available for interest paid or accrued and for Taxes, such as state and local income Taxes.

“Agreement” shall have the meaning ascribed thereto in the preamble.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CAP” shall mean the IRS Compliance Assurance Process.

“Closing of the Books Method” shall mean the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by Distributing in accordance with Applicable Law; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Taxable period.

“Code” shall have the meaning ascribed thereto in the recital.

“Combined Group” shall mean any group that filed or was required to file (or will file or be required to file) a Return on a consolidated, combined or unitary basis that includes at least one member of the Distributing Group and at least one member of the Controlled Group.

“Combined Return” shall mean a Return filed in respect of federal, state, local or foreign income Taxes for a Combined Group.

“Company” shall mean Distributing or Controlled (or the appropriate member of each of their respective Groups), as appropriate.

“Compensatory Equity Interests” shall mean any options, stock appreciation rights, restricted stock, stock units or other rights with respect to Distributing Stock or Controlled Stock that are granted on or prior to the Distribution Date by any member of the Distributing Group or any member of the Controlled Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, stock units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Controlled” shall have the meaning ascribed thereto in the recital.

“Controlled Carried Item” shall mean any Tax Attribute of the Controlled Group that may or must be carried from one Taxable Period to another prior Taxable Period, or carried from one Taxable Period to another subsequent Taxable Period, under the Code or other Applicable Tax Law.

“Controlled Group” shall mean Controlled and each of its direct and indirect Subsidiaries immediately after the Distribution, including any predecessors thereto (other than those entities comprising the Distributing Group).  For the avoidance of doubt, any reference herein to the “members” of the Controlled Group shall include Controlled.

“Distributing” shall have the meaning ascribed thereto in the recital.

“Distributing Group” shall mean Distributing and each of its direct and indirect Subsidiaries immediately after the Distribution, including any predecessors thereto (other than those entities comprising the Controlled Group).  For the avoidance of doubt, any reference herein to the “members” of the Distributing Group shall include Distributing.

“Distribution” shall have the meaning ascribed thereto in the recital.

“Distribution Agreement” shall have the meaning ascribed thereto in the recital.

“Distribution Date” shall mean the date on which the Distribution occurs.

“Distribution Taxes” shall mean any Taxes incurred solely as a result of the failure of the Tax-Free Status of the Distribution.

“Equity Interests” shall mean any stock or other securities treated as equity for tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Escheat Payment” shall mean any payment required to be made to a state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law.

“Final Determination” shall mean (i) with respect to federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906), (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for Refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved, or (C) the execution of a CAP Issue Resolution Agreement (or any similar or successor agreement); (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations; or (iv) with respect to any Tax, the payment of such Tax by any member of the Distributing Group or any member of the Controlled Group, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, provided, in the case of this clause (iv), that the provisions of Section 15 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Group” shall mean the Controlled Group or the Distributing Group, as appropriate.

“IRS” shall mean the United States Internal Revenue Service.

“Person” shall have the meaning ascribed to it in Section 7701(a)(1) of the Code.

“Post-Distribution Period” shall mean any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Proposed Acquisition Transaction” shall have the meaning ascribed thereto in Section 9(b)(vii) of this Agreement.

“Return” shall mean any Tax return, statement, report, form, election, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports) filed or required to be filed with any Taxing Authority.

“Subsidiary” of any Person shall mean any corporation, partnership or other entity directly or indirectly owned more than 50 percent (by vote or value) by such Person.

“Separate Return” shall mean any Return required to be filed by a member of the Distributing Group or a member of the Controlled Group that is not a Combined Return.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) shall mean (i) any tax imposed under Subtitle A of the Code, or any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the Distributing Group or any member of the Controlled Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, the alternative minimum tax credit, or any other Tax item that could reduce a Tax liability.

“Tax Benefit” shall mean any refund, credit, offset or other reduction in otherwise required Tax payments.

“Tax Counsel” shall mean Davis Polk & Wardwell LLP.

“Tax-Free Status” shall mean (i) the qualification of the Restructuring and Distribution as (A) a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (B) a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (C) a transaction in which Distributing, Controlled, and the shareholders of Distributing recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code (except with respect to fractional shares), and (ii) the qualification of any other transaction contemplated by the Distribution Agreement to be free from Tax, whether U.S. federal, state or local or foreign Tax, but only to the extent such transaction was intended by the parties to be free from such Tax as described in the Tax Opinion.  Such term does not include, in the case of Distributing or Controlled, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code.

“Tax Opinion” shall mean the legal opinion delivered to Distributing by Tax Counsel with respect to certain U.S. federal income Tax consequences of the Distribution.

“Tax Proceeding” shall mean any Tax audit, dispute or proceeding (whether administrative, judicial or contractual).

“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise:  (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the Distributing Group or any member of the Controlled Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Tax-Free Status of the Distribution.

“Taxing Authority” shall mean any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition of any Tax.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the Distributing Group or any member of the Controlled Group in connection with the Restructuring and Distribution.

(b)                                 All capitalized terms used but not defined herein shall have the same meanings as in the Distribution Agreement.  Any term used in this Agreement which is not defined in this Agreement or the Distribution Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Law.

SECTION 2.  Sole Tax Sharing Agreement.  Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Distributing Group, on the one hand, and any member of the Controlled Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto.  Following the Distribution, neither the members of the Controlled Group nor the members of the Distributing Group shall have any further rights or liabilities thereunder, and this Agreement shall be the sole Tax sharing agreement between the members of the Controlled Group, on the one hand, and the members of the Distributing Group, on the other hand.

SECTION 3.  Allocation of Taxes.

(a)                       General Allocation Principles.  Except as provided in Section 3(b), all Taxes shall be allocated as follows:

(i)             Allocation of Taxes for Combined Returns.  Distributing shall be allocated all Taxes reported, or required to be reported, on any Combined Return that any member of the Distributing Group files or is required to file under the Code or Applicable Tax Law.

(ii)          Allocation of Taxes for Separate Returns.  Distributing shall be allocated all Taxes that are attributable to members of the Distributing Group and reported, or required to be reported, on a Separate Return that is required to be filed by a member of the Distributing Group (including, for the avoidance of doubt, any Escheat Payments).  Controlled shall be allocated all Taxes that are attributable to members of the Controlled Group and reported, or required to be reported, on a Separate Return that is required to be filed by a member of the Controlled Group (including, for the avoidance of doubt, any Escheat Payments).

(iii)       Taxes Not Reported on Returns.  Controlled shall be allocated any Tax attributable to any member of the Controlled Group that is not required to be reported on a Return, and Distributing shall be allocated any Tax attributable to any member of the Distributing Group that is not required to be reported on a Return.

(b)                       Special Allocation Rules.  Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i)             Transfer Taxes.  Transfer Taxes shall be allocated 50% to Distributing and 50% to Controlled.

(ii)          Taxes Relating to Compensatory Equity Interests.  Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any Compensatory Equity Interest shall be allocated in a manner consistent with Section 7.

(iii)       Distribution Taxes and Tax-Related Losses.  Any liability for Distribution Taxes and Tax-Related Losses resulting from a breach by any member of the Controlled Group of any representation or covenant made by the members of the Controlled Group under this Agreement shall be allocated in a manner consistent with Section 11(a)(ii).

SECTION 4.  Preparation and Filing of Returns.

(a)                       Combined Returns.

(i)             Distributing shall prepare and file, or cause to be prepared and filed, Combined Returns for which any Combined Group is required or, subject to Section 4(d)(iii), permitted, to file a Combined Return.  Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by Distributing in connection with the filing of such Combined Returns.

(ii)          To the extent that any member of the Controlled Group is included in any Combined Return for a Taxable period that includes the Distribution Date, Distributing shall include in such Combined Return the results of such member of the Controlled Group on the basis of the Closing of the Books Method to the extent permitted by Applicable Tax Law.

(b)                       Separate Returns.

(i)             Returns to be Prepared by Distributing.  Distributing shall prepare and file (or cause to be prepared and filed) all Separate Returns that relate to one or more members of the Distributing Group for any Taxable period.

(ii)          Returns to be Prepared by Controlled.  Controlled shall prepare and file (or cause to be prepared and filed) all Separate Returns that relate to one or more members of the Controlled Group for any Taxable period.

(c)                        Provision of Information; Timing.  Controlled shall maintain all necessary information for Distributing (or any of its Affiliates) to file a Combined Return and shall provide Distributing with all such necessary information in accordance with the Distributing Group’s past practice and no later than the dates set forth on Appendix A of this Agreement.

(d)                       Special Rules Relating to the Preparation of Tax Returns.

(i)            Consistency with Tax-Free Status.  All Returns that include any member of the Distributing Group or any member of the Controlled Group shall be prepared in a manner that is consistent with the Tax-Free Status.

(ii)        Controlled Returns.  With respect to any Separate Return for which Controlled is responsible pursuant to this Agreement, Controlled and the other members of the Controlled Group shall allocate Tax items to such Separate Return in a manner that is consistent with the allocation performed for the related Combined Return for which Distributing is responsible.

(iii)       Election to File Combined Returns.  For the avoidance of doubt, Distributing shall have the sole discretion of filing any Combined Return if the filing of such Combined Return is elective under Applicable Tax law.

(iv)      Preparation of Transfer Tax Returns.  The Company required under Applicable Tax Law to file any Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Returns.  If required by Applicable Tax Law, Distributing and Controlled shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join in the execution of, any such Returns.

(e)                        Payment of Taxes.  For the avoidance of doubt, Distributing shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Return for which a member of the Distributing Group is responsible under this Section 4, and Controlled shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Return for which a member of the Controlled Group is responsible under this Section 4.  If any member of the

Distributing Group is required to make a payment to a Taxing Authority for Taxes allocated to Controlled under Section 3, Controlled shall pay the amount of such Taxes to Distributing in accordance with Section 11 and Section 12.  If any member of the Controlled Group is required to make a payment to a Taxing Authority for Taxes allocated to Distributing under Section 3, Distributing shall pay the amount of such Taxes to Controlled in accordance with Section 11 and Section 12.

SECTION 5.  Apportionment of Earnings and Profits and Tax Attributes.

(a)                       Tax Attributes arising in a Taxable period that ends on or includes a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attribute will inure to) the members of the Distributing Group and the members of the Controlled Group in accordance with Distributing’s historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local and foreign law, as determined by Distributing in its sole discretion.

(b)                       Distributing shall in good faith advise Controlled as soon as reasonably practicable after the close of the relevant Taxable period in which the Distribution occurs in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other consolidated, combined or unitary attribute which Distributing determines shall be allocated or apportioned to the members of the Controlled Group under Applicable Tax Law.  All members of the Controlled Group shall prepare all Returns in accordance with such written notice.  In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other consolidated, combined or unitary attribute determined by Distributing, Distributing shall promptly notify Controlled in writing of such adjustment.  For the avoidance of doubt, Distributing shall not be liable to any member of the Controlled Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Tax Law, provided such determination was made in good faith.

(c)                        Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such Tax Attribute was allocated pursuant to this Section 5, as determined by Distributing in its sole discretion.

SECTION 6.  Utilization of Tax Attributes.

(a)                       Distributing Discretion.  Controlled hereby agrees that Distributing shall be entitled to determine in its sole discretion whether to (x) file or to cause to be filed any Adjustment Request with respect to any Combined Return in order to claim in any Pre-Distribution Period any Controlled Carried Item, (y) make or cause to be made any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Combined Return, any Controlled Carried Item, and (z) make or cause to be made any affirmative election to claim in any Pre-Distribution Period any Controlled Carried Item.  Subject to Section 6(b), Controlled shall submit a written request to Distributing in order to seek Distributing’s consent with respect to any of the actions described in this Section 6(a).

(b)                       Controlled Carrybacks to Combined Returns.

(i)             Except as otherwise directed by Distributing (acting in its sole discretion), each member of the Controlled Group shall elect, to the extent permitted by Applicable Tax Law, to forgo the right to carry back any Controlled Carried Item from a Post-Distribution Period to a Combined Return.  At the written direction of Distributing, each member of the Controlled Group shall carry back any such Controlled Carried Item to a Combined Return to the extent so directed.

(ii)          If a member of the Controlled Group determines that it is required by Applicable Tax Law to carry back any Controlled Carried Item to a Combined Return (or that it is unable to carry back any Controlled Carried Item as directed by Distributing), it shall notify Distributing in writing of such determination at least 90 days prior to filing the Return on which such carryback will be reflected (or, if later, promptly after receiving written direction from Distributing to carry back such an item).  If Distributing disagrees with such determination, the parties shall resolve their disagreement pursuant to the procedures set forth in Section 23.

(iii)       For the avoidance of doubt, if a Controlled Carried Item is carried back to a Combined Return for any reason, no member of the Distributing Group shall be required to make any payment to, or otherwise compensate, any member of the Controlled Group in respect of such Controlled Carried Item.  If any member of the Distributing Group is required to repay to a Taxing Authority any amount attributable to such a Controlled Carried Item, Controlled agrees to hold Distributing harmless against any such amount, including any interest, penalties and any other corresponding costs or expenses incurred by such member of the Distributing Group in connection with such repayment.

(c)                        Carrybacks, Carryforwards to Separate Returns.  If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried back or forward to a Separate Return, any Tax Benefits arising from such carryback or carryforward shall be retained by such member, subject to future audit adjustments.

SECTION 7.  Deductions and Reporting for Certain Equity-Based Awards.

(a)                       Deductions.  To the extent permitted by Applicable Tax Law, income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any Compensatory Equity Interests shall be claimed (A) in the case of an active officer or employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (B) in the case of a former officer or employee, solely by the Group that was the last to employ such Person; and (C) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either Group), (x) solely by the Distributing Group if such person was, at any time before or after the Distribution, a director of any member of the Distributing Group, and (y) in any other case, solely by the Controlled Group (the party whose Group is described in (A), (B), or (C), the

“Employing Party”).  Notwithstanding anything to the contrary in this Section 7, the deduction with respect to the exercise of options in respect of Distributing stock held by the persons set forth on Appendix B shall be claimed as set forth therein.

(b)                       Withholding and Reporting.  For any Taxable period (or portion thereof), the Employing Party shall (A) satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll, or other Tax reporting related to income to any current or former employees) with respect to the issuance, exercise, vesting or settlement of such Compensatory Equity Interests; provided that, (x) in the event such Compensatory Equity Interests are settled by the corporation that is the issuer or obligor under the Compensatory Equity Interest (the “Issuing Corporation”) and the Issuing Corporation is not a member of the same Group as the Employing Party, the Issuing Corporation shall promptly remit to the Employing Party an amount of cash equal to the amount required to be withheld in respect of any withholding Taxes (excluding, for the avoidance of doubt, the employer’s share of any employment Tax under Applicable Law), and (y) the Employing Party shall not be liable for failure to remit to the applicable Taxing Authority any amount required to have been withheld from the recipient of the Compensatory Equity Interest in connection with such issuance, exercise, vesting or settlement, except that the Employing Party shall be so liable to the extent that the Issuing Corporation shall have remitted such amount to the Employing Party.  Distributing shall promptly notify Controlled, and Controlled shall promptly notify Distributing, regarding the exercise of any option or the issuance, vesting, exercise or settlement of any other Compensatory Equity Interest to the extent that, as a result of such issuance, exercise, vesting or settlement, any other party may be entitled to a deduction or required to pay any Tax, or such information that otherwise may be relevant to the preparation of any Return or payment of any Tax by such other party or parties.

(c)                        Distributing Employees.  For purposes of this Section 7, if a Person is an officer or employee of any member of the Distributing Group at any time during a Taxable period, then such officer or employee will exclusively be considered to be employed by such member of the Distributing Group for all of such Taxable period.

SECTION 8.  Tax Benefits.

(a)                       Distributing shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received from the applicable Taxing Authority) received by any member of the Distributing Group or any member of the Controlled Group, other than any Tax Benefits (or any amounts in respect of Tax Benefits) to which Controlled is entitled pursuant to Section 8(b).  Controlled shall not be entitled to any Tax Benefits received by any member of the Distributing Group or the Controlled Group, except as set forth in Section 8(b).  A Company obtaining a Tax Benefit to which another Company is entitled hereunder shall pay over the amount of such Tax Benefit (net of any associated Tax costs) to such other Company within 10 Business Days after such Tax Benefit is received or actually applied to reduce a Tax on a Return.

(b)                       Controlled shall be entitled to:

(i)             retain any Tax Benefits (including, in the case of any refund received, any interest thereon actually received from the applicable Taxing Authority) received from an applicable Taxing Authority after the Distribution Date with respect to a Return for which a member of the Controlled Group is responsible under this Agreement; and

(ii)          any deductions to which Controlled is entitled under Section 7.

SECTION 9.  Certain Representations and Covenants.

(a)                       Controlled Representations.  Controlled and each other member of the Controlled Group represents that as of the [date hereof,] and covenants that [as of the Distribution Date,] there is no plan or intention:

(i)             to liquidate Controlled or to merge or consolidate any member of the Controlled Group with any other Person subsequent to the Distribution;

(ii)          to sell or otherwise dispose of any material asset of any member of the Controlled Group subsequent to the Distribution, except in the ordinary course of business;

(iii)       to take or fail to take any action in a manner that is inconsistent with the written information and representations furnished to Tax Counsel in connection with the Tax Opinion, regardless of whether such information and representations were included in the Tax Opinion;

(iv)      to repurchase stock of Controlled other than in a manner that satisfies the requirements of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made to Tax Counsel in connection with the Tax Opinion;

(v)         to take or fail to take any action in a manner that management of Controlled knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Controlled Group or the Distributing Group is a party; or

(vi)      to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly Controlled stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b)                       Controlled Covenants.  Controlled and each other member of the Controlled Group covenants to Distributing that, without the prior written consent of Distributing,

(i)             during the two-year period following the Distribution Date, Controlled will (A) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (B) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (C) cause each other member of the Controlled Group whose Active Trade or Business is relied upon for purposes of qualifying the Distribution for the Tax-Free Status to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other applicable Tax law, (D) not engage in any transaction or permit any other member of the Controlled Group to engage in any transaction that would result in a member of the Controlled Group described in clause (C) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other applicable Tax law, taking into account Section 355(b)(3) of the Code for purposes of clauses (A) through (D) hereof, and (E) not dispose of or permit any other member of the Controlled Group to dispose of, directly or indirectly, any interest in a member of the Controlled Group described in clause (C) hereof or permit any such member of the Controlled Group to make or revoke any election under Treasury Regulations Section 301.7701-3;

(ii)          Controlled will not, nor will it permit any other member of the Controlled Group to, take or fail to take any action in a manner that is inconsistent with the information and representations furnished to Tax Counsel in connection with the Tax Opinion, regardless of whether such information and representations were included in the Tax Opinion;

(iii)       Controlled will not, nor will it permit any other member of the Controlled Group to, take or fail to take any action in a manner that management of Controlled knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Controlled Group or the Distributing Group is a party;

(iv)      during the two-year period following the Distribution Date, Controlled will not repurchase stock of Controlled in a manner contrary to the requirements of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made to Tax Counsel in connection with the Tax Opinion;

(v)         on or after the Distribution Date, Controlled will not, nor will it permit any other member of the Controlled Group to, make or change any accounting method, amend any Return or take any Tax position on any Return, take any other action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of any member of the Distributing Group in respect of any Pre-Distribution Period;

(vi)      during the two-year period following the Distribution Date, no member of the Controlled Group will, or will agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Interests of Controlled or any other member of the Controlled Group; provided, however, that Controlled may (x) repurchase stock of Controlled to the extent not inconsistent with Section 9(b)(iv) hereof and (y) issue such Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(vii)   during the two-year period following the Distribution Date, no member of the Controlled Group will (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of Controlled, (B) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of Controlled or (C) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (A) or (B), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in Controlled (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”);

(viii) during the two-year period following the Distribution Date, if any member of the Controlled Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40% (a “Section 9(b)(viii) Acquisition Transaction”) or, to the extent Controlled has the right to prohibit any Section 9(b)(viii) Acquisition Transaction, proposes to permit any Section 9(b)(viii) Acquisition Transaction to occur, in each case, Controlled shall provide Distributing, no later than 10 Business Days following the signing of any written agreement with respect to the Section 9(b)(viii) Acquisition Transaction, with a written description of such transaction (including the type and amount of Equity Interests of the Controlled to be issued in such transaction) and a certificate of the board of directors of Controlled to the effect that the Section 9(b)(viii) Acquisition Transaction is not a Proposed Acquisition Transaction;

(ix)      during the two-year period following the Distribution Date, no member of the Controlled Group will amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of Controlled (including, without limitation, through the conversion of one class of Equity Interests of Controlled into another class of Equity Interests of Controlled); and

(x)         Controlled will not take or fail to take, or permit any other member of the Controlled Group to take or fail to take, any action which prevents or could reasonably be expected to result in tax treatment that is inconsistent with the Tax-Free Status.

(c)                        Controlled Covenants Exceptions.  Notwithstanding the provisions of Section 9(b), Controlled and the other members of Controlled Group may:

(i)             dispose of assets that could otherwise be subject to Section 9(b)(i) or (ii) if the aggregate book value of such assets does not exceed 5 percent of total assets of the Controlled Group (determined as of the Distribution Date); or

(ii)          in the case of any other action that would reasonably be expected to be inconsistent with the covenants contained in Section 9(b), if either: (A) Controlled notifies Distributing of its proposal to take such action and Controlled and Distributing obtain a ruling from the IRS to the effect that such actions will not affect the Tax-Free Status, provided that Controlled agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further, that the Controlled Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of seeking or having obtained such a ruling; or (B) Controlled notifies Distributing of its proposal to take such action and obtains an unqualified opinion of counsel (x) from a Tax advisor recognized as an expert in federal income Tax matters and acceptable to Distributing in its sole discretion, (y) on which Distributing may rely and (z) to the effect that such action will not affect the Tax-Free Status, provided further, that the Controlled Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of having obtained such an opinion.

SECTION 10.  Protective Section 336(e) Elections.  Pursuant to Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), Distributing and Controlled agree that Distributing shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for each member of the Controlled Group that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”).  It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336(e)-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii).

SECTION 11.  Indemnities.

(a)                       Controlled Indemnity.  Controlled and each other member of the Controlled Group shall jointly and severally indemnify Distributing and the other members of the Distributing Group against, and hold them harmless, without duplication, from:

(i)             any Tax liability allocated to Controlled pursuant to Section 3 of this Agreement;

(ii)          any Distribution Taxes and Tax-Related Losses resulting from a breach by Controlled or any other member of the Controlled Group of any representation or covenant made by the members of the Controlled Group herein (including, for the avoidance of doubt, any Distribution Taxes and Tax-Related Losses resulting from any action for which the conditions set forth in Section 9(c)(ii) are satisfied); and

(iii)       any Tax liability of Distributing that is attributable to any action of any member of the Controlled Group (including, for the avoidance of doubt, any action for which the conditions set forth in Section 9(c)(ii) are satisfied), other than any action required by the Distribution Agreement, without regard to whether Distributing has consented to such action; and

(iv)      all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b)                       Distributing Indemnity.  Except in the case of any liabilities described in Section 11(a), Distributing and each other member of the Distributing Group will jointly and severally indemnify Controlled and the other members of the Controlled Group against, and hold them harmless, without duplication, from:

(i)             any Tax liability allocated to Distributing pursuant to Section 3;

(ii)          any Taxes imposed on any member of the Controlled Group under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign law) solely as a result of any such member being or having been a member of a Combined Group; and

(iii)       all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c)                        Discharge of Indemnity.  Controlled, Distributing and the members of their respective Groups shall discharge their obligations under Sections 11(a) and 11(b) hereof, respectively, by paying the relevant amount in accordance with Section 12, within 30 Business Days of demand therefor.  Any such demand shall include a statement showing the amount due under Section 11(a) or 11(b), as the case may be.  Notwithstanding the foregoing, if any member of the Controlled Group or any member of the Distributing Group disputes in good faith the fact or the amount of its obligation under Section 11(a) or Section 11(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 23 hereof; provided, however, that any amount not paid within 30 Business Days of demand therefor shall bear interest as provided in Section 12.

(d)                       Tax Benefits.  If an indemnification obligation of any member of the Distributing Group or any member of the Controlled Group, as the case may be, under this Section 11 arises in respect of an adjustment that makes allowable to a member of the Controlled Group or a member of the Distributing Group, respectively, any Tax Benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (x) the amount otherwise due but for this Section 11(d), minus (y) the present value (as determined in good faith by Distributing based on reasonable projections, following consultation with Controlled) of the product of the Tax Benefit multiplied by (i) the maximum applicable federal, foreign, state or local, as the case may be, corporate Tax rate in effect at the time such Tax Benefit becomes allowable to the applicable member of the Controlled Group or the applicable member of the Distributing Group (as the case may be) or (ii) in the case of a credit, 100 percent.  The present value of such product shall be determined by discounting such product from the time the Tax Benefit becomes allowable at the rate equal to the “prime” rate as published in the Wall Street Journal, Eastern Edition on the date of such determination.

SECTION 12.  Payments.

(a)                       Timing, After-Tax Amounts.  All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds.  Except as otherwise provided, all such payments will be due 10 Business Days after the receipt of notice of such payment or, where no notice is required, 30 Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”).  Payments shall be deemed made when received.  Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment.  If, pursuant to a Final Determination, or as agreed by Distributing and Controlled acting in good faith, any amount paid pursuant to this Agreement (including pursuant to this sentence) by any member of the Distributing Group or any member of the Controlled Group, as the case may be (the “Paying Company”), results in any increased Tax liability or reduction of any Tax asset of any member of the Controlled Group or any member of the Distributing Group, respectively (the “Affected Company”), then the Paying Company shall indemnify the Affected Company and hold it harmless from any interest or penalty attributable to such increased Tax liability or the reduction of such Tax asset and shall pay to the Affected Company, in addition to amounts otherwise owed, the After-Tax Amount.  With respect to any payment required to be made under this Agreement, Distributing has the right to designate, by written notice to Controlled, which member of the Distributing Group will make or receive such payment.

(b)                       Netting of Payments.  If, on the Due Date for any payment under this Agreement, each of Distributing (or any other member of the Distributing Group) and Controlled (or any other member of the Controlled Group) owes an amount to the other Company pursuant to this Agreement or any other agreement between Distributing and Controlled (including, without limitation, the Distribution Agreement and any other Ancillary Agreement), the Companies shall satisfy their respective obligations to each other by netting the aggregate amounts due to one Company (and its Affiliates) against the aggregate amounts due to the other Company (and its Affiliates), with the Company, if any, owing (together with its Affiliates) the greater aggregate amount paying the other Company the difference between the amounts owed.  Such net payment shall be made pursuant to Section 12(a).

(c)                        Treatment of Payments.  To the extent permitted by Applicable Tax Law, any payment made to one Company by another Company pursuant to this Agreement, the Distribution Agreement or any other Ancillary Agreement that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the parties hereto for all Tax purposes as a distribution by, or capital contribution to, Controlled, as the case may be.  In the event that a Taxing Authority asserts that a Company’s treatment of a payment described in this Section 12(c) should be other than as required herein, such Company shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 15 of this Agreement.

SECTION 13.  Guarantees.  Distributing or Controlled, as the case may be, shall guarantee or otherwise perform the obligations of each other member of the Distributing Group or the Controlled Group, respectively, under this Agreement.

SECTION 14.  Communication and Cooperation.

(a)                       Consult and Cooperate.  Controlled and Distributing shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement.  Such cooperation shall include, without limitation,

(i)             the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Distributing Group and the Controlled Group, any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

(ii)          the execution of any document that may be necessary (including to give effect to Section 15) or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

(iii)       the use of the parties’ commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

(b)                       Provide Information.  Except as set forth in Section 15, Distributing and Controlled shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c)                        Tax Attribute Matters.  Distributing and Controlled shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute of any member of the Distributing Group or any member of the Controlled Group (including, but not limited to, basis in an asset or the amount of earnings and profits).

(d)                       Confidentiality and Privileged Information.  Any information or documents provided under this Section 14 shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Returns or in connection with any audit, proceeding, suit or action.  Notwithstanding any other provision of this Agreement or any other agreement, (i) no member of the Distributing Group shall be required to provide any member of the Controlled Group or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to Controlled, the business or assets of any member of the Controlled Group or matters for which Controlled has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the Distributing Group be required to provide any member of the Controlled Group or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege.  Notwithstanding the foregoing, in the event that Distributing determines that the provision of any information to any member of the Controlled Group could be commercially detrimental, violate any law or agreement to which Distributing is bound or waive any privilege, Distributing shall not be required to comply with the foregoing terms of this Section 14(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence.

SECTION 15.  Audits and Contest.

(a)                       Notice.  Each of Distributing or Controlled shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority that may affect the liability of any member of the Controlled Group or the Distributing Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying party is prejudiced by such failure.

(b)                       Distributing Control.  Notwithstanding anything in this Agreement to the contrary, Distributing shall have the right to control all matters relating to any Return, or any Tax Proceeding, with respect to any Tax matters of a Combined Group or any member of a Combined Group (as such).  Distributing shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of Controlled under Section 11 hereof, (i) Distributing shall keep Controlled informed of all material developments and events relating to such claim and (ii) at its own cost and expense, Controlled shall have the right to participate in (but not to control) the defense of any such claim, provided that Controlled shall not have the right to be informed with respect to or participate in any such Tax Proceeding occurring under CAP (a “CAP Proceeding”).

(c)                        Controlled Assumption of Control; Non-Distribution Taxes.  If Distributing determines that the resolution of any matter pursuant to a Tax Proceeding (other than a Tax Proceeding relating to Distribution Taxes) is reasonably likely to have an adverse effect on the Controlled Group with respect to any Post-Distribution Period, Distributing, in its sole discretion, may permit Controlled to elect to assume control over disposition of such matter at Controlled’s sole cost and expense; provided, however, that if Controlled so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the Distributing Group for any increase in a liability and any reduction of a Tax asset of the Distributing Group arising from such matter.

(d)                       Controlled Participation; Distribution Taxes.  Distributing shall have the right to control any Tax Proceeding relating to Distribution Taxes, provided that Distributing shall keep Controlled fully informed of all material developments and shall permit Controlled a reasonable opportunity to participate in the defense of the matter.  For the avoidance of doubt, Controlled shall not have the right to be informed with respect to or participate in any CAP Proceeding.

(e)                        Escheat Payments.  Distributing shall have the right to control the Tax Proceeding that commenced prior to the date hereof under the Voluntary Disclosure Agreement Program administered by the State of Delaware (the “VDA Proceeding”), provided that Distributing shall consult with Controlled in good faith with respect to the resolution of the VDA Proceeding.  Controlled shall cooperate (and shall cause each other member of the Controlled Group to cooperate) fully at such time and to the extent requested by Distributing in connection with the VDA Proceeding.

SECTION 16.  Notices.  Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing, thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

If to Distributing or the Distributing Group, to:

Masco Corporation

21001 Van Born Road
                                                Taylor, Michigan 48180

Attn: [•]

Facsimile: [•]

If to Controlled or the Controlled Group, to:

[•]

[ADDRESS]

[ADDRESS]

Attn: [•]

Facsimile: [•]

SECTION 17.  Costs and Expenses.  Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement.  For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountant fees and other related professional fees and disbursements.

SECTION 18.  Effectiveness; Termination and Survival.  This Agreement shall become effective upon the consummation of the Distribution.  All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

SECTION 19.  Specific Performance.  Each party hereto acknowledges that the remedies at law of the other party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

SECTION 20.  Section Headings.  The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

SECTION 21.  Entire Agreement; Amendments and Waivers.

(a)                       Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of Distributing and Controlled, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)                       Amendments and Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

SECTION 22.  Governing Law and Interpretation.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving, effect to laws and principles relating to conflicts of law.

SECTION 23.  Dispute Resolution.  In the event of any dispute relating to this Agreement, including but not limited to whether a Tax liability is a liability of the Distributing Group or the Controlled Group, the parties shall work together in good faith to resolve such dispute within 30 Business Days.  If the parties are unable to resolve within 30 Business Days any such dispute (other than a dispute related to or arising out of the covenants set forth in Section 9), such dispute shall be resolved by an accounting firm selected by Distributing in good faith consultation with Controlled and whose fees and costs shall be shared equally by Distributing and Controlled.

SECTION 24.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

SECTION 25.  Assignments; Third Party Beneficiaries.  Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax Attributes of such party under Applicable Law).  This Agreement is not intended to benefit any Person other than the parties hereto and such successors and assigns, and no such other Person shall be a third party beneficiary hereof.

SECTION 26.  Authorization, Etc.  Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

Distributing on its own behalf and on behalf of the members of the Distributing Group.

By:
Name:
Title:

Controlled on its own behalf and on behalf of the members of the Controlled Group.

By:
Name:
Title: